Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Grant Park Futures Fund Limited Partnership of our reports, dated February 19, 2004, on the financial statements of Dearborn Capital Management LLC and Grant Park Futures Fund Limited Partnership, appearing in the Prospectus, which are part of this Registration Statement.

We also consent to the reference to our Firm under the captions “Experts” and “Selected Financial Data” in such Prospectus.

Chicago, Illinois
November 22, 2004

McGladrey & Pullen, LLP is a member firm of RSM International –
an affiliation of separate and independent legal entities.